Exhibit 99(a)

news release
AT THE COMPANY
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, July 16, 2014

UFPI Q2 2014 net earnings up over 38 percent over previous year
—Focus on profitability creates success in all markets—

GRAND RAPIDS, Mich., July 16, 2014 – Universal Forest Products, Inc. (Nasdaq: UFPI) today reported second-quarter 2014 net earnings of $21.8 million, up 38.1 percent over net earnings of $15.8 million for the second quarter of 2013. Second-quarter 2014 diluted earnings per share were $1.08, compared to diluted earnings per share of $0.79 for the same period of 2013. Net sales of $773 million in the second quarter of 2014 represented an increase of 4.6 percent over net sales of $738 million in the second quarter of 2013.

“We focused on profitability and made great strides,” said Universal CEO Matthew J. Missad. “The people of this company did the right things to drive sales and increase profitability to meet our strategic goals: they created a better product mix of value-added sales and enhanced operational efficiencies, driving success in the second quarter.”

The Company’s earnings were reduced by $1.6 million for expected retroactive increases in U.S. duties assessed against a Chinese supplier of nails the Company imported prior to March 2013.

The Company benefited from a more stable lumber market in the second quarter of 2014 relative to the second quarter of 2013, when the lumber market fell for several weeks, adversely impacting the Company’s profitability on certain products.

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Universal Forest Products, Inc.

“We had strong sales gains to our retail market, as well as gains in sales to our industrial market. Our construction market saw strong sales to commercial construction; however, those gains were offset by declines in our framing operations, due to our decision to accept only business that meets certain profitability criteria, and to a drop in sales to manufactured housing customers,” Missad explained.

The decline in manufactured housing sales was the result of the vertical integration of one of the Company’s key customers and of a 37 percent drop in the OSB market. That drop in the OSB market caused declines in sales of $9 million and $6 million, respectively, to the Company’s construction and retail markets in the second quarter of 2014 compared to the same period of 2013.

Missad said the Company is on track to achieve its goals of $3 billion in sales and operating margins at normal historical levels by 2017.

By market, the Company posted the following second-quarter 2014 gross sales results:

Retail: $349.1 million, up 11 percent over the same period of 2013.

As pent-up demand from a harsh and prolonged winter gave way to better weather in the second quarter, the Company saw strong sales to its retail customers, big box and independent, alike.  The Company’s efforts to improve service and introduce new products are yielding results. It remains optimistic about this market due to the success of new product opportunities, forecasts for continued growth in home improvement activities, and healthy comparable sales guidance by big box retailers.

Industrial: $203.5 million, up five percent over the second quarter of 2013.

Industrial production in the United States increased 0.6 percent in May 2014 after having declined 0.3 percent the previous month, and was 4.3 percent higher than the previous year, according to the most recent statistics available. Sales to existing customers grew at a healthy pace combined with a modest increase in sales to new customers. The Company continues to focus on growing with existing customers, on adding new customers and products and on expanding its reach into alternative packaging materials to provide complete packaging solutions.

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Universal Forest Products, Inc.

Construction: $231.6, down four percent from the same period of 2013.

While the Company experienced strong sales to commercial construction, the drop in sales to this market relative to the second quarter of last year reflects the Company’s more selective pricing strategies. In addition, as anticipated, the vertical integration of one of the Company’s largest manufactured housing customers negatively impacted sales in the second quarter of 2014, as did the previously noted decrease in the price of OSB. Housing-related markets saw healthy growth in the second quarter of 2014 over the previous year, including manufactured housing and site-built residential, and are expected to see continued growth in 2014, according to industry forecasts. The Company remains focused on creating steady, long-term growth by maintaining a diversified business and customer base in the construction market.

CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., July 17, 2014. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (866) 318-8617 and internationally at (617) 399-5136. Use conference pass code 16427132. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through August 16, 2014, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 50247535.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2014/2013

	Quarter Period				Year to Date
(In thousands, except per share data)	2014		2013		2014		2013
NET SALES	$772,752	100%	$738,436	100%	$1,326,751	100%	$1,292,930	100.0%

COST OF GOODS SOLD	675,764	87.4	658,220	89.1	1,163,750	87.7	1,154,896	89.3

GROSS PROFIT	96,988	12.6	80,216	10.9	163,001	12.3	138,034	10.7

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	58,989	7.6	53,102	7.2	112,899	8.5	101,329	7.8
ANTI-DUMPING DUTY ASSESSMENTS	1,600	0.2	-	-	1,600	0.1	639	-
NET GAIN ON DISPOSITION OF ASSETS	(324)	-	(3)	-	(848)	(0.1)	(109)	-

EARNINGS FROM OPERATIONS	36,723	4.8	27,117	3.7	49,350	3.7	36,175	2.8

OTHER EXPENSE, NET	686	0.1	931	0.1	1,411	0.1	1,987	0.2

EARNINGS BEFORE INCOME TAXES	36,037	4.7	26,186	3.5	47,939	3.6	34,188	2.6

INCOME TAXES	13,588	1.8	9,813	1.3	17,824	1.3	12,058	0.9

NET EARNINGS	22,449	2.9	16,373	2.2	30,115	2.3	22,130	1.7

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(660)	(0.1)	(601)	(0.1)	(1,111)	(0.1)	(1,133)	(0.1)

NET EARNINGS ATTRIBUTABLE TO
CONTROLLING INTEREST	$21,789	2.8	$15,772	2.1	$29,004	2.2	$20,997	1.6

EARNINGS PER SHARE - BASIC	$1.08		$0.79		$1.44		$1.05

EARNINGS PER SHARE - DILUTED	$1.08		$0.79		$1.44		$1.05

COMPREHENSIVE INCOME	22,960		14,889		29,928		21,062

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(719)		(164)		(1,072)		(992)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$22,241		$14,725		$28,856		$20,070

SUPPLEMENTAL SALES DATA

	Quarter Period			Year to Date
Market Classification	2014	2013	%	2014	2013	%
Retail	$349,134	$314,948	11%	$551,393	$521,010	6%
Industrial	203,464	193,133	5%	373,866	352,808	6%
Construction	231,614	241,738	-4%	421,150	436,704	-4%
Total Gross Sales	784,212	749,819	5%	1,346,409	1,310,522	3%
Sales Allowances	(11,460)	(11,383)		(19,658)	(17,592)
Total Net Sales	$772,752	$738,436		$1,326,751	$1,292,930

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 2014/2013

(In thousands)
ASSETS	2014	2013	LIABILITIES AND EQUITY	2014	2013

CURRENT ASSETS			CURRENT LIABILITIES
Restricted cash	720	753	Cash overdraft	$13,659	$3,407
Accounts receivable	286,422	270,949	Accounts payable	110,953	95,594
Inventories	277,789	253,554	Accrued liabilities	79,786	65,746
Other current assets	26,469	29,490

TOTAL CURRENT ASSETS	591,400	554,746	TOTAL CURRENT LIABILITIES	204,398	164,747

OTHER ASSETS	13,669	18,023	LONG-TERM DEBT AND
INTANGIBLE ASSETS, NET	169,357	170,770	CAPITAL LEASE OBLIGATIONS	95,094	142,473
PROPERTY, PLANT AND EQUIPMENT, NET	247,453	233,773	EQUITY	679,735	627,892

TOTAL ASSETS	$1,021,879	$977,312	TOTAL LIABILITIES AND EQUITY	$1,021,879	$977,312

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2014/2013

(In thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$30,115	$22,130
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	15,644	14,459
Amortization of intangibles	1,194	1,324
Expense associated with share-based compensation arrangements	932	1,073
Excess tax benefits from share-based compensation arrangements	-	(6)
Expense associated with stock grant plans	58	36
Deferred income taxes (credit)	46	(79)
Equity in earnings of investee	(104)	(134)
Net gain on sale of property, plant and equipment	(931)	(141)
Changes in:
Accounts receivable	(105,695)	(108,893)
Inventories	10,776	(10,223)
Accounts payable	38,062	29,473
Accrued liabilities and other	20,151	22,064
NET CASH FROM OPERATING ACTIVITIES	10,248	(28,917)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(20,100)	(21,532)
Proceeds from sale of property, plant and equipment	1,754	453
Acquisitions, net of cash received	(7,135)	(9,296)
Advances of notes receivable	(3,287)	(1,358)
Collections of notes receivable and related interest	888	749
Cash restricted as to use	-	6,078
Other, net	(159)	(37)
NET CASH FROM INVESTING ACTIVITIES	(28,039)	(24,943)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	10,394	46,683
Debt issuance costs	(9)	(11)
Proceeds from issuance of common stock	201	694
Distributions to noncontrolling interest	(1,101)	(490)
Dividends paid to shareholders	(4,214)	(3,977)
Excess tax benefits from share-based compensation arrangements	-	6
NET CASH FROM FINANCING ACTIVITIES	5,271	42,905

Effect of exchange rate changes on cash	(60)	(99)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,580)	(11,054)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	(1,079)	7,647

CASH (CASH OVERDRAFT), END OF PERIOD	$(13,659)	$(3,407)

SUPPLEMENTAL INFORMATION:
Interest paid	$2,155	$2,434
Income taxes paid (refunded)	6,532	(910)